UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 7, 2018

Net Element, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34887	90-1025599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3363 NE 163rd Street, Suite 705, North Miami Beach, FL 33160
(Address of Principal Executive Offices) (Zip Code)

(305) 507-8808
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2018, the Board of Directors of Net Element, Inc. (the “Company”) appointed, effective March 8, 2018, Mr. Jon Najarian as a Director of the Company to fill the vacancy from Mr. William Healy’s resignation on June 30, 2017 as a Director of the Company and as a member of the Company’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee until the next annual stockholders' meeting of the Company and when his successor is elected and shall qualify. Mr. Najarian, who is 60 years old, is an accomplished financial industry veteran with more than 31 years of financial and capital markets industry experience. Mr. Najarian is also well-versed in cryptocurrency and blockchain technologies.

Mr. Najarian is a professional investor, money manager and media analyst. He is a co-founder of Investitue, LLC, the industry leading options education firm, which recently launched “Crypto Basics,” a new educational course that covers the basics of cryptocurrency, blockchain technology, altcoins and Initial Coin Offerings (ICOs). He is also a host of the International ICO Channel, a part of CoinBoost, whose goal is to bridge the divide between blockchain and mainstream media by offering distribution to traditional financial media outlets. In 2016, Mr. Najarian and his brother Pete co-founded Najarian Advisors, a company advising institutional investors on options strategies. The brothers invest in and work with start-ups via Rebellion Partners, a venture consulting firm they launched in 2015. Mr. Najarian is a cast member of CNBC’s “Halftime Report” and the “Fast Money” show. He is also the feature of the “DRJ Report” on CBOE-TV popular webcast.

Mr. Najarian was a linebacker for the Chicago Bears before he focused his attention to trading on the Chicago Board Options Exchange (“CBOE”). He became a member of the CBOE, NYSE, CME and CBOT and worked as a floor trader for 25 years. In 1990, he founded Mercury Trading, a market-making firm at the CBOE, which he sold in 2004 to Citadel, one of the world’s largest hedge funds. In 2005, Mr. Najarian co-founded optionMONSTER and tradeMONSTER and negotiated a partnership with General Atlantic Partners in 2014 resulting ultimately in a sale to E*Trade for $750 million in September of 2016. Mr. Najarian developed and patented trading applications and algorithms used to identify unusual activity in stock, options, futures and cryptocurrency markets. optionMONSTER, an options news and education site, was described by Securities Industry News as “content king of the options business.” Mr. Najarian is a graduate of Gustavus Adolphus College with a BA degree.

The Board of Directors of the Company concluded that Mr. Najarian should serve as a Director of the Company in light of his experience in the financial and capital markets industry. Mr. Najarian was also appointed to serve as a member of the Company’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. The Company’s Board of Directors determined that Mr. Najarian is an independent director for purposes of the rules and regulations of the Securities and Exchange Commission and under the applicable NASDAQ listing standards, and that he has the other qualifications required for service on the Company’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.

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There have been no related party transactions between the Company and Mr. Njarian, and there were no arrangements or understandings between Mr. Najarian and any other person pursuant to which he was selected as a director.

As a member of the Company’s Audit Committee, Mr. Najarian will receive an annual retainer of $5,000. As a member of the Company’s Nominating and Corporate Governance Committee, Mr. Najarian will receive an annual retainer of $2,500. As a member of the Company’s Compensation Committee, Mr. Najarian will receive an annual retainer of $2,500. Mr. Najarian will also receive a grant of shares of the Company’s common stock per year equal to such number of shares per each such annual award that would equal $15,000 based on the closing price of the Company’s common stock on the date of each such award, prorated for any partial calendar year for which a director serves), which shares shall be accrued for time served as director of the Corporation and shall vest on a quarterly basis. The Company will also reimburse Mr. Najarian for all reasonable out-of-pocket expenses incurred in connection with his attendance at meetings of the Board of Directors and any committees thereof, including, without limitation, travel, lodging and meal expenses.

Item 8.01 Other Events.

On March 8, 2018, the Company issued a press release announcing Mr. Najarian’s appointment as Director of the Company and as member of the Company’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated March 8, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 8, 2018

NET ELEMENT, INC.

By:	/s/ Jonathan New
Name: Jonathan New
Title: Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 8, 2018

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